Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

August 10, 2016

Barclays PLC,

        1 Churchill Place,

            London E14 5HP,

                United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,350,000,000 of 3.20% Fixed Rate Senior Notes due 2021 (the “fixed rate notes”) and $650,000,000 of Floating Rate Senior Notes due 2021 (the “floating rate notes” and, together with the fixed rate notes, the “Notes”) of Barclays PLC, an English public limited company (the “Bank”). We hereby confirm to you that our opinion is as set forth under the caption “U.S. Federal Income Tax Considerations” in the prospectus supplement dated August 3, 2016 (the “Prospectus Supplement”) to the prospectus dated May 2, 2014, included in the Registration Statement on Form F-3 relating to the Notes.

Barclays PLC	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP